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FORM 4
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                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                             WASHINGTON, DC 20549

                                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
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/ / CHECK THIS BOX IF NO                                                                                          OMB APPROVAL
    LONGER SUBJECT TO                Filed pursuant to Section 16(a) of the Securities
    SECTION 16. FORM 4                  Exchange Act of 1934, Section 17(a) of the                        OMB NUMBER       3235-0287
    OR FORM 5 OBLIGATIONS               Public Utility Holding Company Act of 1935                        EXPIRES: DECEMBER 31, 2001
    MAY CONTINUE. SEE                    or Section 30(f) of the Investment Company                       ESTIMATED AVERAGE BURDEN
    INSTRUCTION 1(b).                                 Act of 1940                                         HOURS PER RESPONSE.....0.5
    (Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                                                                to Issuer (Check all applicable)
         EGI - ARC INVESTORS LLC               Allied Riser Communications Corporation (ARCC)
---------------------------------------------  ----------------------------------------------       Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer          Other
  Two North Riverside Plaza                       Person (Voluntary)                            ----              ---
  Suite 600                                                                  August 2000        (give title below)   (specify below)
---------------------------------------------                             ------------------
                  (Street)                                                5. If Amendment,          --------------------------
  Chicago            IL              60606                                   Date of Original --------------------------------------
---------------------------------------------                                (Month/Year)
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                          ------------------    (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)    Code    V       Amount   (A) or   Price                          (I)            ship
                                                                     (D)                                     (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                    08/04/2000   J(1)          289,359      D    $12.7170      5,943,799             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                        Page 1 of 2
                                                                                                                    SEC 1474 (12-01)


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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                  ---------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Explanation of Responses:
(1) Shares transferred to a third party in connection with the retirement of such third party from the Reporting Person.


**Intentional misstatements or omissions of facts constitute Federal Criminal           /s/ DONALD J. LIEBENTRITT         09/08/2000
  Violations.                                                                         -------------------------------     ----------
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                           **Signature of Reporting Person         Date
Note. File three copies of this Form, one of which must be manually signed.             By: Donald J. Liebentritt        Page 2 of 2
      If space is insufficient, see Instruction 6 for procedure.                            Vice President          SEC 1474 (12-01)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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